Exhibit 99.1

Contact:	Paul Dickard (Media)
(201) 573-3120

Joe Fimbianti (Analysts)
(201) 573-3113

Ingersoll Rand Completes Acquisition of Trane

Hamilton, Bermuda, June 5, 2008 – Ingersoll-Rand Company Limited (NYSE:IR) today announced that the company has successfully completed its acquisition of Trane. Trane now becomes a wholly owned subsidiary of Ingersoll Rand and Trane common stock is no longer publicly traded as of the close of trading on the New York Stock Exchange today.

Trane shareholders overwhelmingly approved the acquisition in a special meeting this morning at Trane’s headquarters in Piscataway, N.J. Under terms of the agreement, Ingersoll Rand acquired all outstanding common stock of Trane. Holders of Trane’s approximately 200 million common shares receive a combination of $36.50 in cash and 0.23 Ingersoll Rand shares of common stock per each Trane share.

“The acquisition of Trane represents a major milestone in the history of Ingersoll Rand and culminates a significant transformation of our business portfolio,” said Herbert L. Henkel, Ingersoll Rand chairman, president and chief executive officer. “Today, Ingersoll Rand is a global diversified industrial company, with projected pro forma 2008 revenues of $17 billion and leading positions in global climate control, industrial and security markets.

“We have executed our transformation with the express purpose of creating an enterprise that delivers more consistent revenue and earnings performance across all phases of the economic cycle. As part of that strategy, in 2007 we sold $6.2 billion of highly cyclical, capital intense businesses, including the Bobcat, Road Development, Utility Equipment and Attachments businesses. Now, with the addition of Trane, Ingersoll Rand is composed of businesses that offer better balance across product and geographic markets, leadership brands, strong market shares, growing global presence and powerful distribution networks, all of which enhance the potential for improved growth, earnings and cash flow.

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“In particular, the Trane acquisition allows us to offer a full range of heating, air conditioning and climate control systems and services that enhance personal comfort, preserve food and perishables and increase business efficiency. On a combined basis, we expect these comfort and climate control businesses to generate revenues of approximately $11 billion in 2008, while our industrial and security businesses each are expected to generate revenues of approximately $3 billion in 2008.

“We will continue to focus on integrating Trane and delivering the expected pre-tax cost synergies of $125 million in the first full year and $300 million by 2010. These synergies will result from supplier rationalization and procurement leverage, manufacturing initiatives and reduction in general and administrative costs. Also, we will pursue growth synergies, including service revenue expansion and cross selling.”

This news release includes “forward-looking statements” that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive, and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-Q for the quarter ended March 31, 2008.

Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.

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